P-COM, #11021053
P-COM 4TH QUARTER FINANCIAL RESULTS CONFERENCE CALL
February 8, 2005, 10:00 a.m. Pacific
Chairperson: Sam Smookler

Operator:
Good afternoon, ladies and gentlemen. And welcome to the P-Com 4th Quarter Financial Results Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session.

If anyone needs assistance at any time during the conference, please press the star followed by the zero.

As a reminder, today’s conference is being recorded, Tuesday, February 8, 2005. I will now like to turn the conference over to Ms. Jennifer Beugelmans of the EVC Group. Please go ahead, ma’am.

Jennifer Beugelmans:
Thank you. Good morning, everyone. This is Jennifer Beugelmans with the EVC Group, investor relations’ counsel to P-Com. Thank you for joining us this morning for the P-Com conference call and web cast to review financial results for the 4th quarter and full year ended December 31, 2004.

If you have not received a copy of the results news release issued before the market opened today and would like one, please call our office at 415-896-6820, and we’ll get one to you immediately.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone. This replay will be available approximately one hour after the call’s conclusion and remain in effect through midnight Pacific Time on February 15. The number to access the replay is 800-405-2236 for domestic participants. And for international callers, the replay number is 303-590-3000. The pass code for both replay dial-in numbers is 11021053 plus the pound sign.

In addition, this call is also being web cast live, and an archived replay will also be available. To access the live web cast or the archive, go to P-Com’s Web site at www.p-com.com.

Before we get started, during the course of this conference call, the company will make statements that are forward looking and involve known and unknown risks and uncertainties that may cause P-Com’s actual results in future periods to be materially different from any future performance that may be suggested in this call.

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Factors that could cause P-Com’s actual results to differ materially from these forward looking statements includes the company’s ability to achieve positive cash flow given the company’s existing and anticipated operating and other costs, and current sales trends; the company’s deteriorating cash position and its needs to raise additional capital and whether that capital is available on acceptable terms, if at all; the company’s ability to negotiate payment terms with its creditors and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com’s customers to finance their purchases; the timing of new technology and product instructions and the risk of early obsolescence.

Please refer to our report and filings with the Securities and Exchange Commission including our reports on forms 10K, 10Q and 8K for a further discussion of these risks and uncertainties.

We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of an unanticipated event.

During the course of this call, management will also provide certain non-gap information. The non-gap measures we are providing may include net loss before the non-cash accretion for preferred stock; net income, excluding income from a debt extinguishment and discontinued operation; operating expenses and legacy operating expense.

We are providing these non-gap measures to help investors understand the potential operating performance of the company once the legacy operating expenses are substantially eliminated by the end of 2005.

At this time, I would like to turn the call over to Sam Smookler, President and CEO of P-Com.

Sam Smookler:	Thanks, Jennifer, and my thanks to those who have joined us today for an update on P-Com.

2004 was a challenging year for the wireless market and an exciting year for P-Com as we transitioned our business from hibernating and restructuring to being a market activist in both the license exempt and license spectrum market sectors.

We have consistently communicated, and we have been focused on three major objectives: first, growing our revenue by strengthening our channels to the market; second, developing and releasing innovative world-class products; and third, strengthening our business model.

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Year over year, our business grew by 17% in 2004. Though it wasn’t the smoothest ride imaginable, all in all, we feel good about being back on the playing field in key geographic markets like China, Indonesia, Russia, the Middle East and Latin America. Our presence in these markets has opened up numerous bidding opportunities for P-Com and has significantly increased our pipeline for new business.

As an example of what I mean, when I discuss our commitment to develop world-class innovative products, in Q4, as scheduled, we released our SPEEDLAN 9200 mesh networking wireless LAN product that operates with OFDM in 2.4 or 5.8 GHz with signaling rates of 54 Mbps per second. We quickly received and fulfilled several security and surveillance contracts with defense and municipal security networks.

We continued to strengthen our business model throughout 2004 by reducing our total liabilities by an additional $8 million; reducing our fixed costs in Europe by converting fixed assets to cash; and moving to an outsourcing repair and maintenance model.

2005 will continue to be a year of cost improvement in our business model as we continue to shed heavy expenses associated with legacy issues. Dan will cover more on this in detail a little bit later on.

The market sector for our license spectrum products for cellular backhaul and fixed wireless access continues to be slow in the recovery cycle and is characterized by intense competition, depressed prices and protracted order placement decisions. We were particularly impacted by the market dynamics for license products in Q4 when a key cellular service provider in Latin America pushed out delivery of over a million dollars of equipment in the last week of December.

While we’re still challenged by the dynamics in our core license spectrum markets, we continue to make progress in building the effectiveness of our channels to the market. As an example, last week we received official notification of approval from the Beijing municipal government for the formation of our joint venture sales company with Nanjing Putian.

It took eight months to negotiate the deal and acquire the necessary government approval, but the newly formed JV will open up many new opportunities within China and beyond. As an example, our new JV has received its first order of 40 links of 13 GHz point-to-point radios for a wireless local loop project in Nigeria from a China Putian subsidiary. The total number of links required for the Nigerian wireless local loop project this year is estimated at 400.

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Also this month, we reached an agreement with Wireless Networks International to strengthen our sales effectiveness in Latin America and Asia Pacific. WNI will represent P-Com in the designated regions and provide management leadership and oversight of P-Com’s sales staff and channel partners operating there.

Jim Bletas, CEO of WNI, is an experienced sales leader from the microwave radio industry and would bring an immediate added level of strength to our sales channels in his regions. The addition of Jim Bletas into the sales leadership team has enabled us to realign sales and strengthen marketing at the same time.

As you know, Beth Kahn joined us last April to lead sales and marketing for our license exempt products. Under our new alignment, Beth has responsibility for the USA, Canada, Europe, the Middle East and Africa for all P-Com products.

Jim Bletas has responsibility for Mexico, Latin America and Asia Pacific. And I have responsibility for China along with Miss Irene Tsou, our business development and sales director for P-Com in China. Randy Carl is dedicated full-time to lead our marketing team to facilitate the timely and effective roll out of our two new product platforms, our high-performance QAM radio and our ultra low cost PDH product for high volume requirements.

In our license exempt sector, we’re seeing a very positive reception in the marketplace for our SPEEDLAN products, as well as for our license exempt Air Pro Gold product line. P-Com’s revenue for the quarter in this sector of the wireless market grew by about 10%. But more importantly, our pipeline of order opportunities increased by $2 million during Q4.

Three separate trials for SPEEDLAN are currently underway for multiple applications in three major provinces in China. The outcome of all of this work is that during this past year, we’ve rapidly recreated ourselves; we’re aggressively pursuing business opportunities worldwide across all product lines.

Dan will give you a detailed update on the financial results for the quarter, and then I’ll talk some more about new products and our outlook for 2005.

Dan

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Dan Rumsey:
Thank you, Sam. As Sam mentioned in his opening remarks, we were disappointed with our total revenue in the fourth quarter despite the fact that overall sales in 2004 increased by 17% compared with 2003. The softness of the wireless communications industry together with the competitive nature of the wireless sector, particularly on the license product side, has continued to effect revenues and margins, which is reflected in our results for the fourth quarter.

These factors have had an impact on our liquidity despite the gains we made from the restructuring, which we achieved throughout 2003 and well into 2004. We’re taking steps to address these concerns including continuing to evaluate merger and acquisition opportunities to reach our goal of achieving profitability. I’ll speak a little more on this in a moment.

The total revenue for the fourth quarter was $4.5 million compared with $5.7 million for the fourth quarter ended December 31, 2003. The total revenue for the 2004 fiscal year was $24.4 million compared to $20.8 million for 2003.

In the fourth quarter, license products revenue comprised primarily of sales of our Encore and refurbished products represented 76% of total sales at approximately $3.3 million. While license exempt products, primarily SPEEDLAN, represented $1.1 million, or 24% of total sales.

For the year, license product revenue represented 79% of total sales at $19.3 million, while license exempt products represented $5.1 million, or 21% of total sales for the year.

On a geographic basis, sales to North and Latin American entities during the fourth quarter comprised approximately 18% of sales. Western European customers, including the UK, represented approximately 55% of sales, and Asia represented about 13%. The rest of the world represented 14% of sales during the quarter.

For all of 2004 on a geographic basis, sales to North and Latin American entities comprised approximately 45% of sales. Western European customers, including the UK, represented about 44% of sales. Asia represented about 9%, and other areas of the world represented about 2% for all of 2004.

Our repair and maintenance business continued to provide a consistent revenue stream in 2004, providing approximately $11 million in total revenue. Unfortunately, one of our customers reduced its purchases from P-Com during the fourth quarter, and it’s unlikely that this business will return in the very near term. While we can’t offer any assurances, we do believe that there may be an opportunity to regain this business going forward since our expertise in this particular area is unique.

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We also believe that the revenue attributable to this particular customer will be offset beginning in the second quarter by revenue associated with new product repair and maintenance agreements.

Throughout 2005 and over the next couple of years, we still believe our repair and maintenance business will continue to provide us with fairly predictable revenue. Eventually, as some of our older generation products that require this maintenance become obsolete, this business will commensurately begin to subside. However, we don’t see this becoming a reality in the near term.

Costs of goods sold in the fourth quarter were approximately $3.9 million compared to $5 million in the previous quarter. For the year, costs of goods sold were approximately $18.9 million compared to $20.6 million for 2003. Gross margins were 14% compared to the 19% we achieved in the third quarter of last year.

The decline is principally attributable to a decrease in revenue associated with higher margin repair and maintenance business and the recognition of a loss on an uncompleted contract.

For the year, gross margins were 23% compared to the 1% we achieved in 2003. Excluding charges to inventory, gross margins were 19% for the year ended December 31, 2003.

Although our margins in 2004 were up compared with 2003, our margins in 2004 were impacted by the fiercely competitive market, continued decreases in average selling prices and increases in material costs in our license product line resulting from lower volumes.

Longer term, our business model continues to call for gross margins in the 35% range, which assuming we can achieve the sales volumes in our plan, are certainly achievable as we begin to roll out higher margin products. Most of these products will be in our license business, which will compliment the higher margins that we typically see in our license exempt products. In addition, our license exempt products will begin to make up a greater percentage of our overall revenues as we go forward.

Operating expenses for the quarter were approximately $3.9 million compared to $4.4 million in the previous quarter. The decrease in the fourth quarter is principally the result of a decrease in certain non-recurring sales expenses totally approximately $465,000. For the year, operating expenses were approximately $16.3 million compared to $19.8 million for the previous year. The significant decrease in 2004 is the result of our strategic initiative to significantly streamline our operational infrastructure.

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Our R&D and general administrative expenses are holding steady at approximately $1.2 million each for the fourth quarter. For the year, our research and development and general administrative expenses were approximately $5 million and $4.6 million respectively.

These are both down considerably from 2003 when our R&D and general administrative expenses were approximately $6.1 and $5.6 million respectively. This decrease was also the result of our operational restructuring, and streamlining of our infrastructure, which occurred throughout 2004.

The loss from continuing operations in the quarter ended December 31, 2004 was approximately $3.7 million compared with a loss $6 million in the fourth quarter of last year. Including a non-cash accretion of $400,000 for preferred stock, the net loss attributable to common stockholders for the fourth quarter was $4.1 million, or a loss of $0.26 per common share compared to $7.4 million, or $2.33 per common share for the quarter ended December 31, 2003.

For the 2004 full year, the net loss attributable to common shareholders including accretion for preferred stock was $5.8 million, or $0.48 per common share, compared with $14.4 million, or $8.84 per common share for the year ended December 31, 2003.

Throughout 2004, we continued to reduce our short-term liabilities, and by the end of the fourth quarter, we had successfully reduced them by approximately 50% from more than $20 million in the first quarter of 2004. At the end of the fourth quarter, our short-term liabilities were approximately $10 million, compared to $13 million at the end of the third quarter.

Our total liabilities at the end of the fourth quarter were $11.8 million compared to $20.6 million at the end of 2003 and $13.2 million at the end of the third quarter. The reduction in liabilities is the direct result of our balance sheet restructuring efforts, which we expect to continue in 2005. Further gains will come from reducing costs related to legacy operations and further restructuring efforts.

Currently, legacy obligations total approximately $2.8 million. On December 1, 2004, we restructured the $1.7 million obligation due to Agilent Financial Services. Under the terms of that agreement, a one-time payment of $250,000 was made in December and $92,000 is due each month through April 1, 2006.

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Excluding that obligation, we anticipate our spending related to legacy items to continue to trend down throughout 2005 and to be fully extinguished by the end of the fourth quarter of 2005. Amortized over this year and into 2006, total legacy spending per quarter through the end of 2005 is approximately $700,000, which includes payments to Agilent.

Achieving further reductions in our liabilities, paying close attention to costs and achieving our revenue and gross margin objectives should positively impact our cash flow. However, at the current level of revenue, we will not be able to achieve profitability. Our previously stated goal of achieving positive cash flow on quarterly revenue of approximately $9.5 million, excluding legacy expenses, remains our objective, and we believe this is achievable by the end of 2005.

To accomplish this objective, which we think is achievable, we are dependant on external sources to address our working capital needs. Throughout the restructuring, we have financed our working capital requirements through, among other things, the sale of preferred stock, the issuance of debentures, as well as the sale of certain assets. While we’ve been successful in the past through these efforts, it is uncertain whether capital will continue to be available to the company unless we’re able to either successfully enter into a transaction that will serve as a catalyst to accelerate growth, or restructure our preferred stock and other obligations of the company.

Let me put our working capital needs in perspective. While we ended 2004 with positive working capital of $1.3 million, our cash position totaled approximately $2.3 million at the end of the fourth quarter compared with $3.7 million at the end of the third quarter. Cash in the fourth quarter was bolstered by the issuance in November of $3.3 million in debentures resulting in net cash used during the quarter of approximately $3.3 million.

Together with existing cash, borrowing availability under our credit line with Silicon Valley Bank should provide for our working capital needs into the second quarter. As a result, our ability to continue is in turn dependant on our ability to obtain additional financing. Financing at $1.7 million remains available to P-Com under the debenture facility. However, we may be required to use some of the proceeds from that facility to make required debenture payments under the $3.3 million debentures issued in November, which is due at the end of the current quarter.

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To address our liquidity concerns and position the company to attract additional working capital, we plan to continue to focus on merger and acquisition opportunities, and on restructuring our significant liabilities, as well as our issued and outstanding preferred stock. To assist us in achieving these and other financing objectives, we have engaged an investment banker to evaluate our many options.

In terms of our capitalization schedule, our total issued and outstanding common stock at December 31, 2004 was approximately 11.8 million shares. On a fully diluted basis, including convertible preferred stock and excluding options warrants and shares reserved for issuance under certain contractual obligations, our issued and outstanding shares are approximately 16.2 million.

This is an important data point to many of our investors, so I didn’t want to end my prepared comments without sharing this with our listeners. I do want to mention, however, that the difference between the fully diluted calculation that I just provided and the number indicated in the most recently filed S-2 registration statement represents out of the money convertible securities, including options and warrants, reserves established by contract under the terms of our preferred stock, and shares set aside to make require amortization payments under our most recently issued debentures.

I’d like to now offer a bit of financial guidance for the full year of 2005. In light of the extremely challenging market and the continued softness in the overall wireless communications industry, we’re currently forecasting revenue growth of at least 20% in 2005 with most of the growth occurring in the third and fourth quarter after we introduce new higher margin products to the product portfolio.

As I outlined earlier, as part of the ongoing restructuring efforts, we remain on track to extinguish nearly all of our legacy expenses in 2005. In addition, our current lease expires in November, which will allow us to reduce further our facilities costs significantly. Our biggest challenge remains financing our working capital needs so we can continue as a going concern, and, while no assurances can be given, I think we’ve proven as a management team our ability to address our liquidity challenges, and we hope to meet those challenges again as we go forward in 2005.

I’d like to now turn the call back to Sam who will give you some more insights into our strategic direction.

Sam Smookler:
Thanks, Dan. First, I’d like to address our major challenges head on. On the cash side, we’ll need to bring in more capital and at the same time reduce our cash usage. There are a number of ways to improve our liquidity. We’re looking at all possibilities. My personal conviction is that consolidation is a necessity in the wireless sector, and we’re actively pursuing consolidation opportunities.

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During the current quarter we implemented cost reduction measures that reduced our head count by 15%, which will result in savings of about $400,000 per quarter, and we’ll see the full benefit of these actions in Q2. Also, keep in mind that, as Dan discussed, we’ll continue to see the benefit of reduced costs as we progress through 2005 and shed additional legacy costs.

Clearly, we need more revenue in the license spectrum side of our business. We can’t do much to accelerate the market recovery, but we have significantly strengthened and increased our sales presence across the board in our addressable markets. In order to win more business in the current market environment, along with applying added sales staffing and channel partners, we need our new products to kick in to make our product offering more feature-rich and competitive. Our internal product development plan calls for our ultra low cost product for China, India and Brazil to hit the market in Q3 of this year.

In the meantime, we’ve signed an agreement with our strategic partner, Millimetrix Broadband Networks to introduce a next generation QAM radio, a platform that offers high performance features like software programmable bandwidths up to 32XE1 along with Ethernet connectivity in the same platform and dynamic bandwidth allocation between data and Telco channels.

We’ll begin offering this new product immediately, and our expectation is that both the cost structure and the price points will put P-Com at the forefront of the competitive landscape, which will help us to win more new business faster.

Our license exempt business continues to be a bright spot in our portfolio. The introduction in Q4 of the SPEEDLAN 9200, our mesh networking LAN radio that offers 54 Mbps signaling rate and OFDM at 5.8 GHz, was well received in the market.

We made first shipments of the 9200 in November and had demand, which we fulfilled for over 300 radios in Q4. We’re particularly proud of the fact that our SPEEDLAN product was deployed in the special security and surveillance network that was in action at the Super Bowl in Jacksonville, Florida this past weekend.

During the installation and implementation of the Super Bowl network, SPEEDLAN demonstrated the ability to deliver 30 frames of video per second over a distance of three miles in a mesh network configuration. And this equates to full motion video, and I understand that the team in the field used Finding Nemo as the test bed for streaming the video.

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During Q4, we also delivered our new SPEEDLAN product for a high security defense surveillance project. SPEEDLAN is now deployed in a number of high profile security networks and troubled spots around the world, and we expect this application to gain momentum throughout this year.

As I mentioned earlier, we increased the pipeline of opportunities for new business in the license exempt market by $2 million between Q3 and the end of Q4. Let me share with you some examples of new opportunities that we’re working on in the license exempt sector.

We’re working on a public safety surveillance and security network for a major city in the Midwest where rapid response in critical; a traffic surveillance network for a major city in China; a SCADA monitoring network for a power plant in India; a quick deployment mobile security and surveillance network for a U.S. military requirement; a multi-city municipal surveillance network for a country in the Middle East; data connectivity for Telcos in Saudi Arabia and Russia; and a broadband wireless Internet service provider in Turkey. We’ve also added 20 new partners in the last four months where we are benefiting from system integrators, solution providers and value added resellers.

We had a tough quarter in Q4, but as you can see, our license exempt business is gaining momentum; our repair and maintenance business is solid and the addition of the new Millimetrix products will kick us up a notch on the forefront of what today’s customers want and need in the license spectrum market.

We’ve significantly restructured the financial framework of the company, and we’ve improved our balance sheet dramatically from what it was two years ago. Our go forward plan is to execute on what we have and to look for the right kind of M&A partner.

As I said, we had a tough quarter in Q4, but building a business is much more than a quarterly event. My emphasis has been on building a strong foundation and putting a strategic plan in place that will increase shareholder value over time. I continue to be encouraged by our overall progress and the spirit and competency of the P-Com team.

Thank you for your ongoing support, and we will now take questions from our listeners.

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Operator:	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If have a question, please press the star followed by the one on your push button phone.

If you would like to decline from the holding process, please press the star followed by the two. You will hear a three tone prompt acknowledging your selection, and your questions will be pulled in the order they are received.

If you are using speaker equipment, you will need to lift the handset before pressing the number. One moment for our first question.

Our first question comes from Kevin Dede with Merriman. Please go ahead.

Kevin Dede:	Thanks. Hey guys.

Sam Smookler:	Hey, Kevin.

Kevin Dede:	Dan, I know you went over your target model a little bit thinking that you’d hit break even at $9.5 million. Could you give me your gross margin assumption?

Dan Rumsey:	The gross margin assumption, Kevin, in that model is 35%. That’s our target gross margin.

Kevin DeDe:	Okay. And to get to 35%, what would your product mix have to look like?

Dan Rumsey:	Sam, do you want to speak to that?

Sam Smookler:
Well, Kevin, it’s a combination of the margin on the repair and maintenance business. Typical margins on the license exempt product are in the 35 to low 40% range. And the new products that will be coming into the market on our PDH and SDH side will be in the high 20s, low 30s to begin with and then going up from there. So if you put the product mix together at combination, you can get to 35% as a model.

Dan Rumsey:	And, Kevin, I think he also left out the margin on the refurbished products is over 50%.

Kevin Dede:	Okay.

Dan Rumsey:	That’s how you get to the blended rate of 35%.

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Kevin Dede:
Okay. Sam, can you go over the arrangements broad brush on the Millimetrix agreement that you have. And does that product include -- I mean, you just mentioned SDH, but I got the feeling you’re just 32 by E1s all PDH. But can you give us a little more detail on exactly what you’ll be introducing?

Sam Smookler:
Yeah. We’ve actually been working on parallel paths on a new product line internally here at P-Com. And, you know, we started out with the SDH product for Millimetrix, and one day we both figured out that we’re working on the same platform except that the Millimetrix guys were getting there faster.

So we decided to combine our product planning efforts, which would allow me to put more resources on Hot Link, our low cost PDH, faster and accelerate the introduction of the QAM radio platform that also has Ethernet along with it. So the fundamentals of the new product are that it’s PDH up to 32 by E1, there’s a Ethernet port included in the platform; and a dyamic bandwidth allocation depending on how many channels you’re using on the Telco side, you can use more or less of the IP side.

So that’s essentially what the fundamentals of the platform are. In terms of the costs side, you know, Millimetrix has been an innovator in the modem business. They’ve been strategically an IDU supplier in the past to some large OEMs in the business, and they’ve got a great reputation for the work they’ve done in that space. They then started to move into full turnkey systems. So their cost model for their modems and IDUs is extremely competitive, and we’re working together on the outdoor unit costs. And the total combination of our resources is very attractive.

Kevin Dede:	So does the IDU there have an SDH interface as well and add/drop multiplexing capability?

Sam Smookler:	Yes. It does.

Kevin Dede:	Okay. All right. Well, that’s it’s for me for now. Thanks for taking the questions.

Sam Smookler:	Thanks, Kevin.

Operator:
Thank you. Once again, ladies and gentlemen, if you have a question, please press the star followed by the one, and if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment for our next question.

And at this time, I show no further questions. I’d like to turn the conference back over for any concluding comments.

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Sam Smookler:	Thank you, everyone. Bye-bye.

Operator:
Thank you. Ladies and gentlemen, this concludes the P-Com 4th Quarter Financial Results conference call. If you would like to listen to the replay of today’s conference, please dial 303-590-3000 or 1-800-405-2236 and you will need to enter the access code of 11021053 followed by the pound sign. Once again, thank you for participating in today’s conference. At this time, you may now disconnect.

END
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